Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Board Approves REIT Conversion

Boca Raton, Florida, October 3, 2016

SBA Communications Corporation (NASDAQ: SBAC) (“SBA”) announced today that its Board of Directors has authorized SBA to take all necessary steps for it to qualify as a real estate investment trust (“REIT”) for tax purposes. SBA intends to elect to be taxed as a REIT commencing with its taxable year ending December 31, 2016.

“We are pleased to announce this plan for conversion because we believe REIT status is the optimal structure for our business given the real estate nature of our assets,” stated Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “We believe a REIT structure will provide many opportunities for creating long-term shareholder value. We have been working on this plan for approximately two years. We expect our conversion to a REIT to have little to no effect on our operations, as we have been operating in compliance with REIT rules since prior to the beginning of 2016. We intend to continue our focus on maximizing long-term adjusted funds from operations per share through growth and disciplined capital allocation.”

In connection with its REIT conversion, SBA proposes to merge with and into a newly formed, wholly owned subsidiary to ensure the effective adoption of certain charter provisions that implement standard REIT-related ownership limitations and transfer restrictions related to its capital stock. SBA expects to hold a special meeting of shareholders in the fourth quarter of 2016 for the purpose of voting on the proposed merger. SBA will file a proxy statement/prospectus on Form S-4 with the Securities and Exchange Commission, which will describe the merger and REIT conversion. The REIT election is subject to the completion of all necessary steps of the aforementioned conversion plan.

SBA’s determination as to the timing and amount of future dividend distributions will be based on a number of factors, including REIT distribution requirements, investment opportunities around its core business and its existing federal net operating losses (“NOLs”) of approximately $1.15 billion as of December 31, 2015. SBA may use these NOLs to offset its REIT taxable income, and thus any required distributions to shareholders may be reduced or eliminated until such time as the NOLs have been fully utilized. SBA does not expect that it will be required to make any distribution of accumulated earnings and profits (commonly referred to as a “purging” dividend) in connection with its REIT conversion.

Principal advisors to SBA related to the REIT conversion are Skadden, Arps, Slate, Meagher & Flom LLP and Greenberg Traurig, P.A. SBA has received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP that SBA will qualify as a REIT as of January 1, 2016.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central and South America. By “Building Better Wireless”, SBA generates revenue from two primary businesses—site leasing and site development services. SBA’s primary focus is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding SBA’s plans, projections and estimates regarding (i) its intention to elect REIT status and the timing and effect of that election, (ii) the potential advantages, benefits and impact of, and opportunities created by, electing REIT status and (iii) its intention to continue its focus on maximizing long-term adjusted funds from operations per share through growth and disciplined capital allocation. These forward-looking statements may be affected by the risks and uncertainties in SBA’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in SBA’s Securities and Exchange Commission (SEC) filings, including SBA’s annual report on Form 10-K filed with the SEC on February 26, 2016.

SBA wishes to caution readers that certain important factors may have affected and could in the future affect SBA’s actual results and could cause SBA’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SBA, including, but not limited to (1) that REIT qualification involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, as well as various factual determinations not entirely within SBA’s control and that SBA may fail to qualify as a REIT for the taxable year ending December 31, 2016, and, even if SBA does qualify as a REIT, it may be unable to maintain that qualification, (2) whether the proposed REIT-related ownership and transfer restrictions will be adopted, (3) changes in legislation, the Treasury regulations, or Internal Revenue Service interpretations that could adversely impact SBA’s ability to elect to be taxed as a REIT or the benefits of being a REIT and (4) the ability of SBA to realize the anticipated advantages and benefits of electing REIT status, including a potential reduction in cost of capital and the ability to expand its shareholder base. While SBA currently intends to elect to be taxed as a REIT commencing with its taxable year ending December 31, 2016, SBA reserves the right to cancel or defer the REIT election or the merger, if the SBA board of directors determines that the REIT election or the merger is no longer in the best interests of SBA and its shareholders.

Additional Information

In connection with the proposed REIT conversion, SBA plans to effect a merger with and into a wholly owned subsidiary of SBA called SBA Communications REIT Corporation. SBA will file a proxy statement to be used in connection with the shareholder vote on this merger. That proxy statement will be contained in a registration statement on Form S-4 to be filed by SBA Communications REIT Corporation, and both companies will file other relevant documents concerning the proposed merger transaction with the SEC. INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE AND ANY

OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You will be able to obtain documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by SBA free of charge by contacting Investor Relations, SBA Communications Corporation, 8051 Congress Avenue, Boca Raton, FL 33487, (800) 487-7483, or you may visit the investor relations section of our website at http://ir.sbasite.com for copies of any such document.

SBA, its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from SBA’s shareholders. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies will be included in any related proxy statement. Information about directors and executive officers of SBA and their ownership of SBA stock is set forth in the proxy statement for SBA’s 2016 Annual Meeting of Shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement if and when it becomes available.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Contacts:

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Corporate Communications

561-226-9431

Source: SBA Communications Corporation